Exhibit 8.1
August 2, 2007
Point.360
2777 N. Ontario Street
Burbank, CA 91504
Ladies and Gentlemen:
     We have acted as counsel to Point.360, a California corporation (“Point 360”), in connection with the preparation of the Registration Statement (Registration No. 333-144547) on Form S-1 dated July 26, 2007 (the “Registration Statement”), the formation of its wholly owned subsidiary, New 360, a California corporation (“New 360”), the capitalization of New 360, and the proposed distribution by Point 360 of all of the shares of New 360 pro rata to the shareholders of Point 360.
     Point 360 directly and indirectly carries on the business of representing advertising agencies, advertisers, brands, and other media companies which require services for short-form media content (the “ADS Business”) and the business of providing post production services for film, video and audio producers (the “Post Production Business”). Each of these businesses has been actively conducted by Point 360 for more than five years. The spinoff of the Post Production Business is a precondition to the consummation of an exchange offer and merger (the “Merger”) of Point 360 with DG FastChannel, Inc., a Delaware corporation (“DG FastChannel”), pursuant to the Agreement and Plan of Merger and Reorganization, dated April 16, 2007 (the “Merger Agreement”), entered into by and among Point 360, New 360 and DG FastChannel. The parties entered into the Merger Agreement because they believe that combining the ADS Business of Point 360 with that of DG FastChannel will create synergies and enhance growth potential in that business.
     DG FastChannel has no interest in acquiring Point 360’s Post Production Business. Accordingly, on April 16, 2007, simultaneously with the Merger Agreement, Point 360, DG FastChannel, and New 360 entered into a Contribution Agreement (the “Contribution Agreement”), under which, prior to the completion of the Merger, Point 360 will contribute to New 360 all of the assets owned, licensed, or leased by Point 360 that are not used exclusively in connection with its ADS Business, that is, the assets comprising the Post Production Business. Under the Contribution Agreement, New 360 will assume certain liabilities of Point 360. Immediately following the contribution but prior to the completion of the Merger, Point 360 will accomplish the spinoff of the Post Production Business by distributing to its shareholders on a pro rata basis, all of the capital stock then

Point 360
August 2, 2007

outstanding of New 360. DG FastChannel has agreed to re-convey to New 360 the shares that it receives in the spinoff.
     As a basis for rendering our opinion expressed below, we have reviewed originals or copies of originals, certified or otherwise identified to our satisfaction, of (i) the Merger Agreement, as amended; (ii) Point 360’s and New 360’s Articles of Incorporation and Bylaws, each as amended to date; (iii) the Contribution Agreement, as amended; (iv) the Form 8-K, dated April 17, 2007, of Point 360 as filed with the Securities and Exchange Commission (“SEC”); (v) resolutions of the Board of Directors of Point 360 and New 360 pertaining to the Merger, the Contribution Agreement and the spinoff of the Post Production Business, and related matters; (vi) the Registration Statement; (vii) the documents relating to the Merger; and (vii) such other certificates of officers of Point 360, and other documents (including those filed with the SEC by Point 360 and DG FastChannel) as we have considered necessary or appropriate as a basis for rendering our opinion (including, without limitation, the factual statements set forth in the first three paragraphs of this opinion letter).
     As to certain questions of fact relevant to our opinion, we have relied (without any independent investigation or inquiry by us) upon certificates and statements of Point 360 and officers of Point 360. In addition to any other assumptions that are described in this opinion letter, we have made and are relying upon the following assumptions, all without any independent investigation or inquiry by us:
     A.      All signatures on documents reviewed by us are genuine; all documents submitted to us as originals are authentic; and all documents submitted to us as copies conform to the originals of such documents, and such originals are authentic.
     B.      All factual representations and other statements regarding factual matters that are contained in the certificates of officers of Point 360 that we have examined are true and correct, and all factual representations and other statements regarding factual matters that are contained in the Merger Agreement, the Contribution Agreement, related documents and in all documents filed with the SEC (by Point 360 and DG FastChannel) in connection with the Exchange Offer, the distribution of the shares of New 360 and the Merger are true and correct.
     C.      The Merger Agreement and Contribution Agreement will be substantially in the form that we have reviewed.
     D.      The spinoff of the Post Production Business by Point 360 will be accomplished as outlined above.
     As a basis for rendering the opinion expressed herein, we have considered and relied upon the applicable provisions of the Internal Revenue Code of 1986, as amended

Point 360
August 2, 2007

(the “Code”), the Treasury regulations promulgated thereunder, published administrative rulings and judicial decisions and such other authorities as we have deemed appropriate. We neither express nor imply any opinion with respect to the laws of any jurisdiction other than the federal laws of the United States to the extent specifically set forth below, and we assume no responsibility with respect to the application or effect of the laws of any other jurisdiction.
     This opinion letter is limited to the opinion expressly stated below, does not include any implied opinions, and is rendered as of the date hereof. The statutory provisions, regulations, interpretations and other authorities on which we have based our opinion are subject to change, possibly with retroactive effect, and any material change which is made after the date hereof in any of such statutory provisions, regulations, interpretations or other authorities could affect the conclusion stated herein. Our opinion is not binding on the Internal Revenue Service or the courts, and there can be no assurance that a position contrary to our opinion expressed herein will not successfully be taken by the Internal Revenue Service.
     Based upon the foregoing and subject to all of the qualifications, assumptions and limitations stated herein and in the Registration Statement, the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences of the Distribution of New 360 Shares,” to the extent it states matters of United States federal tax law or legal conclusions, constitutes the opinion of Troy & Gould Professional Corporation.
     We express no opinion herein concerning any law other than the federal tax law of the United States.
     We consent to the filing of this opinion letter with the SEC as an exhibit to the Registration Statement and to the references to our firm in the Registration Statement.
Very truly yours,
/s/ Troy & Gould
TROY & GOULD
Professional Corporation